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                                                                   EX-99.(g)(2)

                                   Exhibit A

                             DELEGATION AGREEMENT

                            WELLS FARGO FUNDS TRUST

                     Portfolios of Wells Fargo Funds Trust
                               Asia Pacific Fund
                               Common Stock Fund
                         Emerging Markets Equity Fund
                            International Core Fund
                           International Equity Fund
                           International Value Fund
                           Mid Cap Disciplined Fund
                               Opportunity Fund
                               Overseas Fund/1/
                          Small Cap Disciplined Fund
                             Small Cap Value Fund
                           Small/Mid Cap Value Fund
                           Social Awareness Fund/2/
                          Specialized Technology Fund
                        Strategic Small Cap Value Fund

Most recent annual approval by the Board of Trustees: March 28, 2008
Exhibit A amended: May 7, 2008
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/1/  On November 7, 2007, the Board of Trustees approved the merger of the
     Overseas Fund into the International Equity Fund. Subject to shareholder approval, the fund merger is expected to occur before the end of the third quarter of 2008.

/2/ On May 7, 2008, the Board of Trustees approved the establishment of the Social Awareness Fund, which is expected to commence operations on or about October 1, 2008.